As filed with the Securities and Exchange Commission on May 16, 1997
                                                 Registration No. 333-_____

                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ZYCAD CORPORATION
                                  -----------------
                (Exact name of registrant as specified in its charter)

                                       DELAWARE
            (State or other jurisdiction of incorporation or organization)

                                      41-1404495
                          (I.R.S. Employer Identification No)

                                47100 BAYSIDE PARKWAY
                                  FREMONT, CA 94538
                                    (510) 623-4400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  PHILLIPS W. SMITH
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ZYCAD CORPORATION
                                47100 BAYSIDE PARKWAY
                                  FREMONT, CA 94538
                                    (510) 623-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      Copies to:

            ANDREW J. HIRSCH, ESQ.               DOUGLAS E. KLINT, ESQ.
       Wilson Sonsini Goodrich & Rosati       Vice President and General Counsel
           Professional Corporation                 Zycad Corporation
              650 Page Mill Road                   47100 Bayside Parkway
           Palo Alto, California 94304           Fremont, California 94538
                (415) 493-9300                       (510) 623-4400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                            PROPOSED           PROPOSED
     TITLE OF  EACH CLASS OF                                MAXIMUM             MAXIMUM
   SECURITIES TO BE REGISTERED         AMOUNT TO            OFFERING      AGGREGATE OFFERING      AMOUNT OF
                                   BE REGISTERED (1)   PRICE PER SHARE(2)      PRICE(3)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
 Common Stock, $0.10 par value    6,044,680 shares          $0.84375          $5,100,199           $1,546
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the resale of the number of shares of Common Stock required to be issued upon (i) conversion of Registrant's issued and outstanding Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock and Series A-5 Convertible Preferred Stock (collectively, the "Preferred Stock") into Common Stock, (ii) conversion of Preferred Stock issued upon exercise of Registrant's Preferred Stock Purchase Warrants ("Preferred Warrants"), and (iii) exercise of Registrant's Common Stock Purchase Warrants ("Common Warrants"). The number of shares issuable upon conversion of the Preferred Stock and exercise of the Common Warrants is initially limited to 5,044,680 shares (although 6,044,680 have been reserved for issuance) unless the Company obtains shareholder approval of the issuance of additional shares of Common Stock upon conversion of the Preferred Stock. Because of the possibility of antidilution adjustments to the conversion price of the Preferred Stock (which is based on the market price of the Common Stock), the number of shares of Common Stock issuable upon such conversion or exercise and subject to this Registration Statement is indeterminate and this Registration Statement relates to the resale of such entire indeterminate number of shares of Common Stock.
(2) Based upon a last reported sale on the Nasdaq National Market on May 9, 1997 of $0.84375 per share; the actual offering price may be higher or lower depending on the market price of the Common Stock from time to time.
(3) Assumes 5,044,680 shares are issued pursuant to the conversion of the Preferred Stock into Common Stock and exercise of Common Warrants to purchase 500,000 shares of Common Stock at $2.25 per share. The aggregate unconverted Stated Value of the issued and outstanding Preferred Stock was $3,500,000 on May 15, 1997. Based upon a last reported sale on the Nasdaq National Market on May 9, 1997 of $0.84375 per share, the actual number of shares of Common Stock which would be issuable on May 15, 1997, upon conversion of the issued and outstanding shares of Preferred Stock, conversion of the Preferred Stock issuable upon exercise of the Preferred Warrants and exercise of the Common Warrants would have been 7,639,670 shares.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                         (ii)

                       SUBJECT TO COMPLETION DATED MAY 16, 1997

                                  ZYCAD CORPORATION

                                   5,044,680 SHARES

                       COMMON STOCK, PAR VALUE $0.10 PER SHARE

This Prospectus relates to the resale by certain security holders named herein (the "Selling Securityholders") of (i) up to 5,044,680 shares of the Common Stock, par value $0.10 per share (the "Common Stock") of Zycad Corporation, a Delaware corporation ("Zycad" or the "Company") which may be issued upon conversion of $3,500,000 in aggregate stated value (the "Stated Value") of the Company's Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock and Series A-5 Convertible Preferred Stock (collectively, the "Preferred Stock"), (ii) conversion of Preferred Stock issued upon exercise of Registrant's Preferred Stock Purchase Warrants ("Preferred Warrants") to purchase 42,858 shares of Preferred Stock, and
(iii) the exercise of Common Stock Purchase Warrants (the "Common Warrants")
to purchase 500,000 shares of the Company's Common Stock.   The number of
shares issuable upon conversion of the Preferred Stock (including that issuable upon exercise of the Preferred Warrants) and exercise of the Common Warrants is initially limited to 5,044,680 shares unless the Company obtains shareholder approval of the issuance of additional shares of Common Stock upon conversion of the Preferred Stock. Because of the possibility of antidilution adjustments to the conversion price of the Preferred Stock (which is based on the market price of the Common Stock), the number of shares of Common Stock issuable upon such conversion or exercise and subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares of Common Stock. The Company closed a private placement of $3,500,000 in aggregate principal amount of 6% Subordinated Convertible Debentures Due 2000 (the "Debentures") and the Common Warrants on February 13, 1997. On May 15, 1997, the Debentures were exchanged with the holders thereof for one share of Preferred Stock and the right to purchase pursuant to the Preferred Warrants 0.42858 shares of Preferred Stock for each $35.00 in aggregate principal amount of the Debentures. The Preferred Stock is convertible into shares of Common Stock (the "Shares") as described below. The aggregate unconverted Stated Value of the issued and outstanding Preferred Stock was $3,500,000 on May 15, 1997, and an additional $52,356 of accrued premium was also available for conversion as of such date. See "Plan of Distribution". Information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus. Although the Company may receive approximately $1,125,000 upon exercise of the Common Warrants and $1,500,030 upon exercise of the Preferred Warrants, the Company will not receive any proceeds from the offering of the Shares.

The Preferred Stock is convertible at the option of the holder at any time prior to maturity, unless previously redeemed or repurchased, into the Shares at 83% of the Market Price (the average of the lowest reported sales price of the Common Stock on each of the five trading days immediately preceding the conversion date) for the period May 15, 1997 through June 13, 1997; 82% of the Market Price for the period June 14, 1997 through July 13, 1997; 81% of the Market Price for the period July 14, 1997 through August 12, 1997; 80% of the Market Price for the period August 13, 1997 through September 11, 1997; 79% of the Market Price for the period September 12, 1997 through October 11, 1997; and 78% of the Market Price for the period October 12, 1997 through February 13, 2000. Each percentage set forth in the previous sentence will be reduced by three percentage points (on a pro-rated basis for each day during such period until effectiveness), if the effective date of the registration statement of which this Prospectus is a part occurs after May 16, 1997 and prior to June 14, 1997; by up to an additional three percentage points (on a pro-rated basis for each day during such period until effectiveness), if the effective date of such registration statement occurs on or after June 14, 1997, and prior to July 14, 1997; by up to an additional three percentage points (on a pro-rated basis for each day during such period until effectiveness) if the effective date occurs on or after July 14, 1997, and prior to August 12, 1997. If the registration statement has not become effective prior to July 14, 1997, the Company shall make a cash payment to each holder of Preferred Stock for each day after July 14, 1997, and prior to August 13, 1997, that the registration statement is not effective equal to one-thirtieth of three percent (3%) of the Stated Value of the Preferred Stock originally issued to such holder. If the registration statement has not become effective prior to August 13, 1997, on August 13, 1997, the Company shall make a payment in cash to each holder of Preferred Stock equal to three percent (3%) of the Stated Value of the Preferred Stock originally issued to such holder and shall make an additional three percent (3%) payment at the end of each full 30 day period thereafter until the earlier of the date the registration statement becomes effective or February 14, 1997.

The Common Stock of the Company is traded on the Nasdaq National Market (symbol:
ZCAD). On May 9, 1997, the lowest reported sale price of the Common Stock on the Nasdaq National Market was $0.84375 per share.

The Common Warrants are exercisable at any time until February 13, 2002 for 500,000 Shares at a price of $2.25 per share. The Preferred Warrants are exercisable at such times as the market price of the Common Stock is at least $1.50 per share, until February 13, 2002 for 42,858 shares of Preferred Stock at a price of $35.00 per share.

The Preferred Stock accrues a premium ("Premium") daily at a rate per share (as a percentage of the Stated Value per share) of 6% per annum. Accrued Premium on each share of Preferred Stock is automatically converted into Shares at the time of conversion of each such share of Preferred Stock; provided, that the Company, at its option, may elect to redeem the Premium in cash at the time of conversion. The Preferred Stock is not otherwise redeemable at the option of the Company. On February 13, 2000, all then outstanding shares of Preferred Stock and Premium (subject to the Company's right to redeem Premium) will convert automatically into Common Stock; provided, however, that if any Preferred Stock cannot be converted due to limitations on the number of shares of Common Stock available for issuance upon conversion, the remaining Preferred Stock must be redeemed by the Company, to the extent funds are legally available therefor, at a redemption price per share equal to the greater of (i) 120% of the Stated Value per share of Preferred Stock plus accrued Premium, or (ii) the dollar amount which is the product of (x) the Conversion Rate (as defined) and (y) the last reported sale price of the Common Stock on such date. The Preferred Stock is also redeemable at the option of each holder (i) upon the occurrence of an Event of Non-compliance (as defined) or (ii) if insufficient shares of Common Stock are available for conversion of such Preferred Stock. The redemption price per share in such case would be the greater of (i) 110% of the Stated Value per share of Preferred Stock plus accrued premium or (ii) the dollar amount which is the product of (x) the Conversion Rate and (y) the last reported sales price of the Common Stock on the date when the notice of redemption was delivered.

The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Shares which may be offered hereby by them from time to time on terms to be determined at the time of sale.

The aggregate proceeds to the Selling Securityholders from the sale of the Shares which may be offered hereby by the Selling Securityholders will be the purchase price of such Shares less commissions, if any.

The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares may be deemed to be underwriting discounts under the Securities Act.

The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Securityholders.

The Company intends that the Registration Statement of which this Prospectus is a part will remain effective until five years after the date of the effectiveness of this Registration Statement or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS MAY 16, 1997.

                                  TABLE OF CONTENTS
                                                             PAGE

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . .      3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . .      3

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . .      5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . .      6

SELLING SECURITYHOLDERS. . . . . . . . . . . . . . . . . .     11

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .     13

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . .     13


No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                AVAILABLE INFORMATION

The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the Commission). Such reports, proxy and information statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy and information statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the Registration Statement) of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission under the Securities Act in Washington, D.C. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed by the Company with the Commission (File No. 13244) pursuant to the Exchange Act and are incorporated by reference in this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    (c) The Company's Current Reports on Form 8-K dated January 15, 1997, April 30, 1997 and May 15, 1997.

    (d) The description of the Company's Common Stock offered for resale hereby contained in the Company's Registration Statement on Form 8-A dated April 23, 1984, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a),13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Secretary of the Company at the principal executive offices of Zycad Corporation, 47100 Bayside Parkway, Fremont, California 94538, or by telephone at (510) 623-4400.

                                     THE COMPANY

Zycad Corporation ("Zycad" or the "Company") designs, develops, manufactures, markets and supports high performance simulation accelerators and emulation/rapid prototyping systems which assist designers of integrated circuits ("ICs") and IC-based electronic systems verify the accuracy of their designs prior to committing these designs to silicon. Zycad's primary product emphasis has been simulation accelerators, which combine proprietary hardware design and simulation software to achieve faster simulation results than can be attained using software simulation tools operating on standard work station platforms. Since 1993, the Company has marketed emulation/rapid prototyping systems, which are proprietary products based on field programmable gate array ("ProASIC") technology that also provide faster electronic systems design verification.

As a result of research activities in 1992 to develop emulation technology, Zycad developed superior FPGA technology applicable to a broader range of commercial applications in much larger potential markets. In 1993 Zycad formed the GateField division to commercially exploit this technology. In December 1995, Zycad completed its first beta-shipment of its own flash technology based high-density ProASIC. These ProASICs, which are designed and developed by the Company's GateField division (GateField) and manufactured by a Japanese foundry, currently range in logic densities from 9,000 gates to 100,000 gates and are targeted for sale to custom and/or semi-custom IC designers for use both in design verification and as product components, in lieu of using application specific ICs ("ASICs") in their products. Additionally, Zycad offers customers consulting engineering services to further assist them in more quickly completing and verifying their designs to get their products to market sooner.

The Company markets its products and services to a broad range of customers who design electronic components, products and systems for application in a variety of electronics industries including aerospace, computer, consumer electronics, multimedia, networking, semi-conductor and telecommunications. Customers include Intel, Advanced Micro Devices, IBM, Lucent Technologies, Hughes, Siemens, Alcatel, Hitachi, Toshiba, NEC, and Hyundai.

As IC manufacturing process technology continues to advance to smaller geometries, the average IC design continues to increase in complexity and density; reaching over a million gates in many of today's designs. The traditional software simulation products operating on workstations are inadequate to provide the quick simulation and verification results needed to bring these complex designs to market faster. Zycad's accelerator products are designed specifically to meet customer needs for faster simulation and verification results. The current LightSpeed simulation server product uses a massively paralleled special purpose computer architecture, which incorporates proprietary simulation algorithms to rapidly complete the simulation tasks. The Company's accelerators operate in conjunction with Sun Microsystems and Hewlett-Packard workstations.

The recent entry into the ProASIC market is consistent with the Company's strategy to be the leading supplier of high performance design verification systems and extends that strategy to now offer customers the silicon to implement their designs and get their product to market faster than the 12 to 16 week wait for foundries to complete these designs in ASICs. While other companies currently offer ProASICs, Zycad believes that its ProASICs will offer customers certain advantages, including ASIC design methodologies and high gate capacity, that will allow it to successfully compete in this market.

The Company, through one of its subsidiaries, Zycad International, acquired Attest Software, Inc. (Attest) effective June 1, 1996 for $2,140,000 of the Company's Common Stock. Attest's products include a suite of testability analysis and test generation software tools that operate on workstations, including Sun Microsystems and Hewlett-Packard. These products are complimentary to Zycad's high performance fault simulation accelerators and expand the market coverage for fault simulation and test generation products.

Zycad's products and services are sold primarily through its direct sales organization, which includes sales, application engineering and consulting engineering personnel. Distributors and manufacturers representatives are and will continue to be also used to market the Company's products. Zycad's uses third party manufacturing sources to assemble its accelerator product components and its ProASIC products are produced by a foundry in Japan, with packaging and assembly done in the Philippines. However, final assembly and test for all products is performed at the Company's Fremont, California facilities. The Company was incorporated in Delaware in June 1981 and has its principal executive offices at 47100 Bayside Parkway, Fremont, California 94538, (510) 623-4400. Except as the context may otherwise require, the terms "Zycad" and the "Company" also include all subsidiaries.

                                     RISK FACTORS

The Common Stock offered by this Prospectus involves a high degree of risk. Where this Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, the actual results could differ materially from any projected in such forward-looking statements as a result of certain factors, including without limitation, the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.


NET LOSSES
The Company has experienced operating losses from continuing operations for the last five fiscal quarters. The Company sustained a net loss of $21.4 million in its fiscal year ended December 31, 1996, and has had net losses in four of its last five fiscal years. In 1995, the Company had net income of $2.0 million, and sustained losses of $9.7 million, $4.5 million and $2.8 million in 1994, 1993 and 1992, respectively. The Company experienced an operating loss for the fiscal quarter ended March 31, 1997 of $5.6 million. There can be no assurance that the Company will be able to achieve a profit in 1997 or in subsequent quarters and years, or at all. In the future, the Company's ability to achieve and sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; the Company's ability to reorganize its operation after the sale in April 1997 of certain operating assets; the Company's ability to generate sufficient cash from operations or obtain additional funds to fund its operating expenses; increased sales of its Gatefield product line; and other factors.

NEGATIVE CASH FLOW; LIMITED WORKING CAPITAL
The Company's history of operating losses and product development activity has required significant cash funding. As of March 31, 1997, the Company had a working capital deficit of $(2.6 million). In April 1997, the Company agreed to sell its Lightspeed product family for a purchase price of $5.0 million and its holdings in Quality Systems Software, Inc. for $3.5 million. The Company anticipates that cash generated by these sales and the availability under its existing credit line, together with sources of additional liquidity such as private or public offerings, equipment lease lines and the sale of additional Company assets will enable the Company to meet its short-term liquidity needs. The Company expects that it will require additional financing to support its future operations. There can be no assurance that any such additional financing will be available to the Company on acceptable terms as and when needed by the Company.

DILUTION
As of May 14, 1997, the Company has outstanding convertible debentures issued in 1996 having an aggregate principal amount of $1.4 million and Preferred Stock and Preferred Warrants exercisable for Preferred Stock having an aggregate Stated Value of $5.0 million. The debentures are convertible into Common Stock at the option of the holder at a price of 80% of the average of the lowest reported sales prices for the Common Stock over the five trading days prior to conversion. The Preferred Stock is convertible into Common Stock at the option of the holder at a price of 78% to 83% of the average of the lowest reported sales prices for the Common Stock over the five trading days prior to conversion. These conversion formulas result in a conversion price which is less than the market price at the time of conversion. Thus, all conversions of such debentures and Preferred Stock into Common Stock will have a dilutive effect on the holders of Common Stock. The Company may also be required or may chose to sell equity securities to obtain financing in the future including the sale of additional securities of the Company to the Selling Securityholders. If the Company sells additional equity securities at a price per share less than the then existing market price, investors purchasing shares of Common Stock in this offering would incur additional dilution.

DELISTING FROM THE NASDAQ NATIONAL MARKET
At December 31, 1996, the Company was not in compliance with the requirement of the Nasdaq Stock Market for listing on the Nasdaq National Market (a distinct tier of the Nasdaq Stock Market) to maintain minimum net tangible assets (as defined) of $4.0 million. In a letter to the Company dated May 8, 1997, the representatives of the Nasdaq Stock Market indicated that if the Company was not able to complete certain transactions which would result in the Company having tangible net assets of at least $8.0 million on a pro forma basis the Company would be delisted from the Nasdaq National Market. The Company believes that this requirement was satisfied by the Company as of May 15, 1997, although the Company has not yet received confirmation from the Nasdaq Stock Market that such requirement has been satisfied. Although the Company believes that it can continue to comply with the Nasdaq National Market listing requirements, there can be no assurance that the Company will be successful in doing so. However, even if its stock were delisted from the Nasdaq National Market, the Company believes it would be eligible for listing in the Nasdaq SmallCap Market, which is another tier of the Nasdaq Stock Market. However, there can be no assurance that the Company will remain eligible for listing on the Nasdaq SmallCap Market. Failure to maintain its listing on the

Nasdaq National Market or the Nasdaq SmallCap Market would have material adverse consequences on the Company, including a requirement that the Company's outstanding Preferred Stock and debentures be redeemed if the Company is not listed on either the Nasdaq National Market or the Nasdaq SmallCap Market.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS
The Company's quarterly operating results have in the past and may in the future vary significantly depending on factors including the timing of customer development projects and related purchase orders for the Company's simulation accelerators and ProASIC products, new product announcements and releases by the Company and its competitors, gain or loss of significant customers, price discounting of the Company's products, the timing of expenditures, customer product delivery requirements, availability and cost of components or labor and economic conditions, generally, and in the electronics industry, specifically. Any unfavorable change in these or other factors could have a material adverse effect on the Company's operating results for a particular quarter. Many of the Company's customers order on an as-needed basis and often delay issuance of firm purchase orders until their design project reaches a development stage requiring the Company's products to accelerate design verification and completion. As a result, the Company has in the past operated and expects to continue to operate with no significant backlog. Quarterly revenue and operating results will therefore depend on the volume and timing of orders received during the quarter, which can be difficult to forecast accurately. Moreover, a significant portion of the Company's revenue in each quarter generally results from orders received and then shipped during the last few weeks of the quarter. The absence of significant backlog and the concentration of sales at the end of the quarter limit the Company's ability to plan or adjust operating expenses and production and inventory levels. Therefore, if anticipated shipments in any quarter do not occur or are delayed, expenditure levels could be disproportionately high as a percentage of revenue, and the Company's operating results for that quarter would be adversely affected. In addition, revenues generated from individual systems with high sales prices can constitute a significant percentage of the Company's quarterly revenue. Operating results in any period should not be considered indicative of the results to be expected for any future period, and there can be no assurance that the Company's net revenues will increase or that the Company will be profitable in any future period.

DEVELOPING MARKET; ACCEPTANCE OF THE COMPANY'S PRODUCTS
The Company began shipping commercial volumes of its PXP simulation accelerators in fiscal 1993. Substantially all of the Company's product revenues (which constitute the majority of the Company's revenue) since fiscal year 1993 have been derived from the sale of its PXP simulation accelerators, but these revenues have been declining since 1995. The Company introduced its LightSpeed simulation accelerators in the third quarter of fiscal year 1996 with production shipments in fourth quarter of fiscal year 1996. In April 1997, the Company sold the LightSpeed logic simulation technology to IKOS Systems, Inc. for $5,000,000. In addition the Company shipped its first GateField ProASIC products in fourth quarter of fiscal year 1995 with limited production shipments in the second quarter of fiscal year 1996. Revenues from the sale of GateField ProASIC products were $94,000 during the first quarter of fiscal year 1997. There can be no assurance that there will be market acceptance of these GateField ProASIC products and fault simulation accelerators products. The adoption of the Company's simulation accelerator products for the fault verification of IC and system designs is expected to depend on the continued increase in complexity of ICs designed for electronic systems, integration of the Company's products with other tools for IC design and simulation, the ability of hardware-assisted simulation accelerators to shorten the time of fault simulation of IC designs, the development and market acceptance of design verification technologies such as cycle-based software simulation and ProASIC-based emulation, and continuation of industry acceptance of the need for gate-level hardware-assisted simulation accelerators. In addition, the adoption of the Company's ProASIC products is expected to depend on the increasing complexity of ASIC designs, the high costs of non-recurring engineering expenses and lengthy manufacturing process for ASICs, the ability of ProASICs to shorten the time to market for ASIC designs, the integration of the Company's ProASIC products with EDA tools and methodologies, and the development and market acceptance of alternative prototyping systems.
Because the market for hardware-assisted simulation products and ProASICs is evolving, it is difficult to predict with any assurance whether the market for simulation accelerators or ProASICs will continue to expand. There can be no assurances that such market will expand or, even if such market expands, that the Company's products will achieve the market acceptance required to attain profitability in the future.

COMPETITION
The EDA and IC industries are highly competitive and rapidly changing. The Company's products are specifically targeted at growing segments of the IC and electronic systems industries involving more complex designs that can benefit from using simulation methodology to verify their designs more quickly and/or ProASICs for either rapid prototyping verification purposes or for use in lieu of ASICs as components with their product offering. In each case the desired result is to introduce the product to the market in the shortest possible time. To date, substantially all of the Company's product revenue has resulted from sales of simulation accelerators to these segments of the market. The Company's competition currently comes from traditional software verification methodologies provided by EDA vendors such as Cadence Design Systems, Inc. and Mentor Graphics Corporation. In addition the Company faces competition from ProASIC products sold by Xilinx Inc. ("Xilinx") and Altera Corporation ("Altera"), among others. As a result of the lack of education and training by potential users of simulation accelerators and ProASICs on how to use them for "time to market" benefits, the Company must educate potential customers, thereby lengthening the sales cycle, in order for such customers to consider the Company's products for use within their EDA and IC design process. The Company expects competition in the market for verification tools and for ProASICs to increase as other companies attempt to introduce new products and product enhancements. Moreover, the Company competes, and expects that it will continue to compete, with established EDA and ProASIC companies. A number of these companies have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger installed customer bases than the Company. In addition, many of these competitors and potential competitors have established relationships with current and potential customers of the Company and offer a broader and more comprehensive product line. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on the Company. In addition, current competitors or other entities may develop other products that have significant advantages over the Company's products. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its operating results. In the event the Company is unable to compete effectively with these or any other companies, the Company's business, financial condition or results of operations could be materially and adversely affected.

NEW PRODUCTS AND TECHNOLOGICAL CHANGE
The EDA and IC industries are characterized by extremely rapid technological change in hardware, software and IC development, frequent new product introduction, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current series of simulation accelerators and ProASIC products and to design, develop and support its next-generation products on a timely basis. Those efforts require continuing investment in research and development by the Company to address the increasingly sophisticated needs of the customers. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards or changing customers requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace, will be of acceptable quality or will achieve market acceptance. Moreover, from time to time, the Company may announce new products or technologies that have the potential to replace the Company's existing product offerings. There can be no assurance that the announcement of new product offerings will not cause customers to defer purchases of existing Company products, which could adversely affect the Company's results of operations.

In addition, technological advances or the development of new technologies could result in the introduction of competitive products with superior performance to and substantially lower prices than the Company's products. Further, the Company's new products and components are subject to significant technical risks. If the Company experiences delays in the commencement of commercial shipments of new products or components, the Company could experience delays or loss of product sales. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition would have a material adverse effect.

DYNAMIC ELECTRONICS INDUSTRY TRENDS
The Company is dependent upon new system and IC design projects and volatility of the purchasing cycles in the electronics industry. The volatility is characterized by rapid technological change, shortening product life cycles, fluctuations in manufacturing capacity as well as pricing and margin pressures. As a result, the electronics industry has historically experienced sudden and unexpected downturns, at which time the number of new system and IC design projects decrease. Because most of the Company's sales occur related to the commencement of new projects for system and IC products, the Company is dependent upon the rate of commencement of these design projects. Accordingly, negative factors affecting the electronics industry could have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON CERTAIN SUPPLIERS
Certain key components used in the Company's products are presently available from sole or limited sources. The inability to develop alternative sources for these sole or limited source components or to obtain sufficient quantities of these components could result in delays or reductions in product shipments which could adversely affect the Company's operating results. The Company's simulation accelerators use proprietary ASICs that are currently manufactured by LSI Logic, Inc. and subassemblies and components that are provided by other third party manufacturers. In addition the Company's ProASICs are manufactured by ROHM, a foundry located in Kyoto, Japan and packaged by Anam located in the Philippines.

COMPONENT AVAILABILITY RISK
The Company generally purchases these components, including semiconductor memories used in the Company's simulation accelerators, pursuant to purchase orders placed from time to time in the ordinary course of business and has no long-term supply arrangements with any of these source suppliers that require the suppliers to provide components in guaranteed quantities or at set prices. Moreover, the manufacture of these components can be extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to production difficulties and quality variations that may be experienced by these suppliers. Therefore, the Company's reliance on its sole and limited source suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, reduced control over pricing and timely delivery and quality of acceptable components. While the timeliness and quality of deliveries to date from such suppliers have been acceptable, there can be no assurance that problems will not occur in the future. Any prolonged inability to obtain components or subassemblies in sufficient quantities or quality or on favorable pricing or delivery terms, or any other circumstances that would require the Company to seek alternative sources of supply, could have a material adverse effect on the Company's operating results and could damage the Company's relationships with its customers.

CUSTOMER CONCENTRATION
A relatively limited number of customers has historically accounted for a substantial portion of the Company's net revenues. In fiscal years 1996, 1995 and 1994, Intel Corporation ("Intel") accounted for 10%, 17% and 14%, respectively, of the Company's net revenues. For fiscal year 1996, sales to the Company's top five customers accounted for approximately 22% of the Company's net revenues. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of net revenues for the foreseeable future. The loss of a major customer or any reduction in orders by such customers, including reductions due to market or competitive conditions in the electronics, IC and EDA industries, would have an adverse effect on the Company's results of operations. Moreover, the Company's ability to increase its sales will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its existing customers and the general economy; there can be no assurance that such increases will occur.

LENGTHY SALES CYCLE
Sales of the Company's products depend, in significant part, upon the commencement of and schedule adherence to projects for the design and development of complex ICs and systems. In view of the significant amount of time and commitment of capital involved, the Company may experience delays in product shipment sales following initial qualification of the Company's systems due to delays on the part of customers. For this and other reasons, the Company's products typically have a lengthy sales cycle during which the Company may expend substantial funds and management effort. Lengthy sales cycles subject the Company to a number of significant risks, including fluctuations in operating results, and higher selling expenses over which the Company may have little or no control.

PROPRIETARY RIGHTS
The Company's success and ability to compete are dependent in part upon its proprietary technology. The Company relies on patent, trademark, trade secret and copyright law to protect its technology. The Company currently holds seven U.S. patents. However, there can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the right granted thereunder will provide competitive advantages to the Company or that any of the Company's future patent applications, whether or not challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned by the Company. The Company generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

Although none presently exists, from time to time the Company has received, and may receive in the future, notice of claims of infringement or potential infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of any third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against the Company or that any such assertions will not materially adversely affect the Company' business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, the Company could incur significant costs with respect to the defense thereof which could have a material adverse effect on the Company's business, financial condition or results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances, a license would be available under reasonable terms or at all.

The Company also relies on certain software which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms or otherwise. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which would adversely affect the Company's operating results.


INTERNATIONAL SALES
International sales accounted for approximately 31%, 30% and 26% of the Company's net revenues in fiscal years 1996, 1995 and 1994, respectively.
The Company expects that international sales will continue to account for a significant portion of its revenues, and plans to continue to expand its international sales and distribution channels. These revenues involve a number of inherent risks, including traditionally slower adoption of the Company's products internationally, the impact of recessionary environments in economies outside the United States, generally longer receivable collection periods, unexpected changes in or impositions of legislative or regulatory requirements, reduced protection for intellectual property rights in some countries, potentially adverse taxes, delays resulting from difficulty in obtaining export licenses for certain technology and other trade barriers. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's results of operations. Currency exchange fluctuations in countries in which the Company sells its systems could have a material adverse effect on the Company by resulting in pricing that is not competitive with prices denominated in local currencies.

DEPENDENCE UPON KEY PERSONNEL
The Company's future performance depends in significant part upon attracting and retaining key technical, sales, senior management and financial personnel. Competition for such personnel is intense, and the inability to retain its key personnel or to attract, assimilate or retain other highly qualified personnel in the future on a timely basis could have a material adverse effect on the Company's results of operations. In particular, there are only a limited number of qualified EDA, IC design and test engineers, and the competition for such individuals is especially intense. In addition, the Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to retain and manage its employee workforce. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a materially adverse effect upon the Company's results of operations.

GATEFIELD NEW BUSINESS RISK
The GateField ProASIC products represent the start of a new and different business by the Company. In addition to all of the previously mentioned risks, there is the additional risk associated with starting this new ProASIC business in a different market with different manufacturing, marketing and distribution channels. The GateField division was established in August 1993 and from that date to the present, GateField has been in a research and development mode of operation. It has now completed the design of a 100,000 gate family of products for production in 0.8 micron process technology.
With the R&D and manufacturability phases complete, the Company is now beginning to market its products. The risks previously identified in this section are magnified in relation to GateField as the Company has had no prior experience in marketing ProASICs. The company competes with FPGA market leaders like Xilinx, Altera, Actel Corporation and Lucent. These companies use manufacturing process technologies that are more advanced than the 0.8 micron technology that GateField is currently using and they have well established distribution channels and excellent reputations. These companies have comparable products with similar densities and, in some instances, faster performance. The Company's ability to effectively compete with these established ProASIC companies is dependent upon the Company's ability to move quickly to the more advanced process technologies and to establish distribution channels to market its products. Currently, GateField is dependent upon Zycad's accelerator business to finance its successful product introduction. Any additional deterioration in the financial results of the Company's accelerator business could adversely affect the GateField business.

RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS ACTIVITIES
International revenues have accounted for a significant portion of the Company's net revenues in the past, and Zycad believes that international revenues will continue to account for a significant portion of net revenues. The Company's success will depend in part upon its ability to manage international marketing and sales operations and manufacturing relationships. In addition, Zycad purchases a substantial portion of its parts from foreign suppliers. Zycad's international manufacturing and sales are subject to changes in foreign political and economic conditions and to other risks including currency or export/import controls and changes in tax laws, tariffs and freight rates. In addition, the Company sells certain of its products in international markets and buys certain products in international markets in currencies other than the U.S. dollar, and the Company does not currently hedge its exposure to foreign currency fluctuations. As a result, currency fluctuations could have a material adverse effect on the Company's business and results of operations. With respect to international sales that are denominated in U.S. dollars, increases in the value of the U.S. dollar relative to foreign currencies can increase the effective price of and reduce demand for the Company's products relative to competitive products priced in the local currency. The United States has considered trade sanctions against Japan. If trade sanctions were imposed, Japan could enact trade sanctions in response. Because a number of the Company's current and prospective customers and suppliers are located in Japan, trade sanctions, if imposed, could have a material adverse effect on Zycad's business and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries could have a material adverse effect on the Company's ability to manufacture or to sell its products in foreign markets.

POSSIBLE VOLATILITY OF STOCK PRICE
The market price of the Company's Common Stock has been, and is likely to continue to be, highly volatile. Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, disputes regarding proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

                               SELLING SECURITYHOLDERS

The Preferred Stock and the Preferred Warrants were issued by the Company in exchange for the Debentures on May 15, 1997, pursuant to Convertible Securities Exchange Agreements dated May 15, 1997, and, were acquired by the Selling Securityholders. The Common Warrants were issued on February 14, 1997, in connection with the issuance of the Debentures. The following table sets forth information concerning the number of shares of Common Stock issuable upon conversion of the issued and outstanding Preferred Stock, the Preferred Stock issuable upon exercise of the Preferred Warrants and the Common Stock issuable upon exercise of the Common Warrants which may be offered from time to time pursuant to this Prospectus. Other than their ownership of Company securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years.

                                  Maximum Number of
                                  Shares That May be Sold (1) (2)

Halifax Fund L.P.                           1,765,638
Capital Ventures International              1,765,638
Heracles Fund                                 504,468
Lewis A. Fraser                               504,468
Joseph A. Umbach                              504,468

------------------------------------------
(1) The information set forth herein is as of May 15, 1997 and will be updated as required.

(2) This number includes an indeterminate number of additional shares which may become issuable upon conversion by reason of adjustments and fluctuations of the conversion price. The last reported sale on the Nasdaq National Market on May 9, 1997, was $0.84375 per share. At a conversion rate of $0.7003125 per share (which would be the applicable rate on May 15, 1997, assuming a market price of $0.84375), the Preferred Stock held by each Selling Shareholder would be converted into 1,775,386 shares each for two of the parties and 507,252 for each of the other three parties for a total of 5,072,528 Shares. The outstanding Preferred Stock by its terms may not be converted into more than 5,044,680 Shares in the aggregate (although 6,044,680 shares have been reserved for issuance) unless stockholder approval is obtained. If such stockholder approval is obtained, additional Shares above this maximum could be issued. Under the terms of the Preferred Stock, fractional shares will not be issued upon conversion of the Preferred Stock; instead the number of Shares issuable upon conversion will be rounded up or down to the nearest whole number.

The information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. In addition, the per share conversion price and, therefore, the number of Shares issuable upon conversion of the Preferred Stock is subject to adjustment under certain circumstances. In addition, accrued Premium may be converted in Shares unless the Company, at its option, redeems such Premium. Accordingly, the aggregate Stated Value of Preferred Stock and the number of Shares issuable upon conversion of the Preferred Stock may increase or decrease. As of the date of this Prospectus, the aggregate Stated Value of the Preferred Stock outstanding is $3,500,000 which, together with accrued Premium, may be converted into 5,072,528 Shares assuming a conversion price of $0.7003125 per share. Up to 42,858 additional shares of Preferred Stock having an aggregate Stated Value of $1,500,030 are issuable upon exercise of the Preferred Warrants. Such additional shares of Preferred Stock would be convertible into 2,141,944 Shares at a conversion price of $0.7003125 per share. Unless stockholder approval is obtained, the maximum number of Shares issuable is 5,044,680 including up to 500,000 shares reserved for exercise of the Common Warrants.

The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Subscription Agreement. The Company has agreed to pay all expenses incident to the registration of the offer and sale of the shares of Common Stock to the public pursuant to this Prospectus other than selling commissions and fees.

Because the Selling Securityholders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that may be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of Shares that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."


                                 PLAN OF DISTRIBUTION

This Prospectus relates to the resale of (i) up to 5,044,680 shares of the Common Stock of the Company which may be issued upon conversion of the Preferred Stock, (ii) conversion of Preferred Stock issuable upon exercise of the Preferred Warrants, and (iii) the exercise of the Common Warrants. The number of shares issuable upon conversion of the Preferred Stock (including that issuable upon exercise of the Preferred Warrants) and exercise of the Common Warrants is initially limited to 5,044,680 shares (although 6,044,680 shares have been reserved for issuance) unless the Company obtains stockholder approval of the issuance of additional shares of Common Stock upon conversion of the Preferred Stock. Because of the possibility of antidilution adjustments to the conversion price of the Preferred Stock (which is based on the market price of the Common Stock), the number of shares of Common Stock issuable upon such conversion or exercise and subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares of Common Stock.

The Company will not receive any of the proceeds from the offering of the shares of Common Stock issuable upon conversion of the Preferred Stock by the Selling Securityholders and which are sold pursuant to the Registration Statement (of which this Prospectus is a part). The Company may receive approximately $2,625,030 upon exercise of the Common Warrants and Preferred Warrants (neither of which are subject to this Prospectus), but will not receive any proceeds of the sale of any Shares issued upon exercise thereof. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the shares of Common Stock beneficially owned by them and which may be offered hereby from time to time on any exchange or market on which the securities are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the shares of Common Stock which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Preferred Stock of shares of Common Stock for whom they may act as agent. The Selling Securityholders may sell Common Stock short and deliver shares of Common Stock registered hereby to close out such short positions.

To the extent required, the number of shares of Common Stock to be offered hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any.

The shares of Common Stock which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

The outstanding Common Stock is listed for trading on the Nasdaq National Market, and the shares of Common Stock issuable upon conversion of the Preferred Stock have been authorized for listing on the Nasdaq National Market upon official notice of issuance. In order to comply with the securities laws of certain states, if applicable, the Preferred Stock and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Preferred Stock and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Preferred Stock or shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                    LEGAL MATTERS

The validity of the Common Stock has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                       EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report on the financial statements (which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty of the Company's ability to continue as a going concern), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee                                  $ 1,503
Legal expenses                                         30,000
Accounting fees and expenses                            5,000
Miscellaneous                                             500
                                                      -------
Total                                                 $37,003
                                                      -------
                                                      -------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law, under which law Registrant is incorporated, grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The provisions governing the indemnification by Registrant of its directors, officers, employees and agents are set forth in Article Ten of Registrant's Restated Certificate of Incorporation.

Article Ten provides as follows:

No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such Director as a Director, provided, however, that this Article 10 shall not eliminate or limit the liability of a Director to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit.
No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

Registrant maintains and pays the premium on contracts insuring Registrant (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each director and officer of Registrant (with certain exclusions) against liability and expense, including legal fees, which he may incur by reason of his relationship to Registrant, even if Registrant does not have the obligation or right to indemnify him against such liability or expense.


ITEM 16.  EXHIBITS

5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1     Consent of Counsel (contained in Exhibit 5.1 hereto).
23.2     Consent of Deloitte & Touche LLP, independent auditors.
24.1     Power of Attorney.


ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on this 16th day of May, 1997.


                                  ZYCAD CORPORATION



                                  By: /s/ Phillips W. Smith
                                      ---------------------
                                          Phillips W. Smith,
                                          President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                         Title                              Date

/s/ PHILLIPS W. SMITH   President and Chief Executive Officer       May 16, 1997
---------------------   (Principal Executive Officer)
   (Phillips W. Smith)

/s/ STEPHEN A. FLORY
--------------------    Chief Financial Officer and Treasurer       May 16, 1997
   (Stephen Flory)      (Principal Financial Officer and
                        Principal Accounting Officer)

/s/   *
--------------------
   (Horst G. Sandfort)  President, GateField Division and Director  May 16, 1997

/s/   *
--------------------
   (Benjamin Huberman)  Director                                    May 16, 1997

/s/   *

--------------------
   (James R. Fiebiger)  Director                                    May 16, 1997


*By: /s/ Phillips W. Smith
     ---------------------
     Phillips W. Smith,
     Attorney-in-Fact

                                  ZYCAD CORPORATION

                          REGISTRATION STATEMENT ON FORM S-3

                                  INDEX TO EXHIBITS


Exhibit
Number

5.1        Opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation.
23.1       Consent of Counsel (contained in Exhibit 5.1 hereto).
23.2       Consent of Deloitte & Touche LLP.
24.1       Power of Attorney.